As filed with the Securities and Exchange Commission on September 8, 2021

Registration Statement on Form S-8 (No. 333-193753)

Registration Statement on Form S-8 (No. 333-211756)

Registration Statement on Form S-8 (No. 333-217515)

Registration Statement on Form S-8 (No. 333-225418)

Registration Statement on Form S-8 (No. 333-256239)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-193753)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-211756)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-217515)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-225418)

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-256239)

Under

the Securities Act of 1933

The New Home Company Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-0560089
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6730 N Scottsdale Rd., Suite 290

Scottsdale, Arizona 85253

(602) 767-1426

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

The New Home Company Inc. 2014 Long-Term Incentive Plan

The New Home Company Inc. 2016 Incentive Award Plan

The New Home Company Inc. Amended and Restated 2016 Incentive Award Plan

The New Home Company Inc. Second Amended and Restated 2016 Incentive Award Plan

(Full title of the Plan)

Leonard Miller President and Chief Executive Officer The New Home Company Inc. 6730 N Scottsdale Rd., Suite 290 Scottsdale, Arizona 85253 (602) 767-1426	Copy to: Taurie M. Zeitzer Brian Scrivani Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” or “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of The New Home Company Inc., a Delaware corporation (the “Registrant” or the “Company”), filed with the Securities and Exchange Commission (the “SEC”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued under such Registration Statements:

•

Registration No. 333-193753 filed with the SEC on February 4, 2014, pertaining to the registration of an additional 1,644,875 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) for issuance under The New Home Company Inc. 2014 Long-Term Incentive Plan (as amended and restated, the “2014 Plan”).

•

Registration No.  333-211756 filed with the SEC on June 1, 2016, pertaining to the registration of 800,000 shares of Common Stock for issuance under The New Home Company Inc. 2016 Incentive Award Plan (the “2016 Plan”), an additional 1,900,000 shares of Common Stock for issuance under the 2016 Plan, and 150,000 shares of Common Stock representing the Company’s estimate of future forfeited or terminated awards under the 2016 Plan that will become available for future issuance under the 2016 Plan.

•	Registration No. 333-217515 filed with the SEC on April 27, 2017, pertaining to the registration of an additional 50,000 shares of Common Stock for issuance under the 2016 Plan.

•

Registration No.  333-225418 filed with the SEC on June 4, 2018, pertaining to the registration of an additional 1,300,000 shares of Common Stock for issuance under The New Home Company Inc. Amended and Restated 2016 Incentive Award Plan (the “A&R 2016 Plan”) and 100,000 shares of Common Stock representing the Company’s estimate of future forfeited or terminated awards under the A&R Plan that will become available for future issuance under the A&R 2016 Plan.

•

Registration No.  333-256239 filed with the SEC on May 18, 2021, pertaining to the registration of an additional 1,900,000 shares of Common Stock for issuance under The New Home Company Inc. Second Amended and Restated 2016 Incentive Award Plan (the “Second A&R 2016 Plan”) and 150,000 shares of Common Stock representing the Company’s estimate of future forfeited or terminated awards under the Second A&R Plan that will become available for future issuance under the Second A&R 2016 Plan.

On September 8, 2021, pursuant to an Agreement and Plan of Merger, dated as of July 23, 2021, by and among Newport Holdings, LLC (“Parent”), Newport Merger Sub, Inc., a Delaware corporation and a wholly owned, direct subsidiary of Parent (“Merger Sub”), and the Company, Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the shares of Common Stock will cease to be publicly traded. The Company intends to file Form 15 to terminate registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and its duty to file reports under Sections 13 and 15(d) of the Exchange Act.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Irvine, state of California, on September 8, 2021.

THE NEW HOME COMPANY INC.
By:	/s/ John M. Stephens
Name:	John M. Stephens
Title:	Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.